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                                  Exhibit 10.1


                                    AMENDMENT
                                    ---------

         This Agreement (the "Amendment") is made and entered into on November 8, 2000, by and among Barbara J. Morris and Wasatch Interactive Learning Corporation, a Washington corporation (the "Company").

                                   WITNESSETH
                                   ----------

         WHEREAS, Barbara J. Morris and Wasatch Interactive Learning Corporation, a Utah Corporation ("WILC-Utah") entered into an Employment Agreement (the "Agreement") dated January 17, 2000, pursuant to which Barbara J. Morris was employed as President, a Director and Officer of WILC-Utah.

         WHEREAS, as a result of the statutory merger with WILC-Utah, on February 4, 2000, the Company assumed the Agreement by operation of law.

         WHEREAS, the parties to this Amendment desire to amend the Agreement conditioned upon the terms set forth herein.

         NOW, THEREFORE, in consideration of the premises and the material covenants and agreements hereinafter set forth, the parties agree as follows:

         1. Section 3.02 of the Agreement is hereby deleted in its entirety and amended to read as follows: "Employee is granted options to purchase Three Hundred and Fifty Thousand Shares of Common Stock of the Company, post reverse merger. Said options shall be vested and exercisable on the following schedule and terms:

         A.       50,000 options vest upon the signing of this Amendment. The
                  Exercise Price for these options is $0.40 per share.
         B.       150,000 options vest on February 9, 2001. The Exercise Price for these options is $0.40 per share.
         C. 50,000 options vest on February 9, 2002. The Exercise Price for these options is $0.40 per share.
         D. 50,000 options vest on February 9, 2003. The Exercise Price for these options is $0.40 per share.
         E. 50,000 options vest on February 9, 2004. The Exercise Price for these options is $0.40 per share."

         2. Section 3.05 of the Agreement is hereby amended to read as follows:
" In the event that Founders cease to "control the Company" or Employee's employment is terminated as a result of said loss of control,

         A. All unvested options shall vest immediately on the date the Founders cease to control the Company or Employee's employment is terminated.
         B. Employee shall receive a salary of One Hundred Seventy Five Thousand Dollars ($175,000.00) per year for two years and continue on the Company's insurance plan (as defined in the Company Employee Policy Manual) for two years. Said insurance premiums to be paid 100% by the Company.

         Founders' ceasing to "control the Company" is defined as a subsequent material change in Employee's duties, which is materially adverse to the Founders, or the Company is acquired, merged, consolidated or otherwise adversely changed. Resignation by the Employee following a change of control shall constitute a termination due to loss of control for purposes of this section. Employee shall be willing to provide up to six (6) months of cooperative transition support, in the event of termination due to a loss of control. The Employee will be paid at her then salary rate for the cooperative transition support and the salary paid for this cooperative transition support time will be in addition to the salary stated in 3.05 B."

         3. Section 1.02 of the Agreement is hereby amended to read as follows:
"Employee shall serve as President and CEO, a Director and Officer of the Company. Employee shall develop, fund and implement an aggressive growth plan for the Company, including an Internet strategy, as appropriate funding is

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available. At the time of entering into the Employment Agreement the Company was implementing a strategy for a reverse merger (the "Merger") to become a publicly traded company, which strategy included a funding plan to capitalize the Company with a net of $7,500,000. Employee and Carol Loomis agreed to an Anti-Dilution Percentage (33%) that was based upon complete funding. The Anti Dilution Percentage would cause the Company to issue additional shares to Employee if the Company was required to issue more than 9,000,000 shares upon the completion of net $7,500,000 funding. Employee and Carol Loomis owned collectively 3,000,000 shares and upon the execution of this Addendum shall own collectively an additional 784,600 shares of the Company from Western Financial Corporation in consideration of the removal of certain provisions of the Anti Dilution Percentage subject to future compensation for such removal. The Anti-Dilution Percentage was based upon 9,000,000 shares outstanding upon completion of the net funding of $7,500,000. Since the Company's actual funding amounted to a net of $4,530,000 or 60% of the original funding amount contemplated, the Anti-Dilution Percentage should be adjusted accordingly to reflect the reduction in funding received. Employee and Carol Loomis collectively owned 83.75% of the Company (excluding shares owned as a result of debt forgiveness) prior to the "Merger". Their ownership percentage would have dropped 50.75% to 33% had $7,500,000 of funding been generated. Insofar as 60% of the total funding was received and the Company has ceased its efforts to generate more funding, Employee and Carol Loomis' ownership percentage should only have decreased
30.45% to 53.30%. Therefore, as consideration for the Company's failure to raise the net $7,500,000 as set forth in the Employment Agreement, the waiver of future compensation contemplated upon Employee and Carol Loomis receiving
784,600 additional shares, and the fact that it is unknown at the present time how many shares of the Company's common stock will ultimately be issued to the convertible debenture holder upon conversion, the Anti-Dilution Percentage shall be revised to provide that the Company is required to issue such number of additional shares at no cost to Employee and Carol Loomis at least annually or more frequently as deemed necessary for shareholder voting purposes, to maintain an Anti Dilution Percentage of 53.30%. Such Anti Dilution Percentage is only applicable to: (i) the 7,500,000 shares issued and outstanding as of the "Merger" date; (ii) 158,334 shares issued in consideration of $950,000 of funding received on February 29, 2000; (iii) 423,213 shares issued as a result of the conversion of $101,000 of debenture debt through November 2, 2000; and
(iv) any additional shares which may be issued in the future upon conversion of the $3,899,000 replacement debenture issued to an institutional investor on November 3, 2000. The Company will also reimburse Employee and Carol Loomis in cash for any federal and state income taxes incurred as a result of the issuance of such shares."

         4. Other than as provided herein, the Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            WASATCH INTERACTIVE
                                            LEARNING CORPORATION

                                            By: /S/ Carol E. Loomis
                                            -----------------------
                                            Vice President


                                            By: /S/ Barbara J. Morris
                                            -------------------------